EXHIBIT 10.4

Form of

Fox Corporation 2019 Shareholder Alignment Plan

NON-QUALIFIED STOCK OPTION TERMS AND CONDITIONS

Award of Options

Fox Corporation, a Delaware corporation (“Fox”), has awarded you a number of non-qualified stock options (“Options”) to acquire shares of its Class A Common Stock, par value $0.01 per share (the “Fox Shares”). The terms and conditions of the Options are set forth in this Non-Qualified Stock Option Terms and Conditions (the “Option Terms and Conditions”) and in the Fox Corporation 2019 Shareholder Alignment Plan (the “2019 SAP”).

The terms of the 2019 SAP are incorporated herein by reference. All capitalized terms that are not defined in this Non-Qualified Stock Option Terms and Conditions have the meaning set forth in the 2019 SAP. By accepting the Options, you agree to all of the terms and conditions described in this Non-Qualified Stock Option Terms and Conditions and in the 2019 SAP. You acknowledge that you have carefully reviewed the 2019 SAP and agree that the terms of the 2019 SAP will control in the case of any conflict between this Non-Qualified Stock Option Terms and Conditions and the 2019 SAP. The Options are non-qualified stock options for U.S. federal income tax purposes.

Subject to the terms and conditions set forth herein, Options represent the right to acquire, following vesting and exercise of the Options, the consideration described in the section entitled “Vesting and Exercisability of Options.”

The Fox Shares that you receive, if any, will be fully vested and may be immediately available for sale, subject to Fox’s Insider Trading and Confidentiality Policy and applicable securities laws.

Vesting and Exercisability of Options

Unless otherwise provided in this Non-Qualified Stock Option Terms and Conditions, your Options will vest and become exercisable as follows:

The vesting and exercisability of the Options is subject to your continued employment with the Employer (as defined below in the section entitled “Employment with Employer”) through the applicable vesting and exercise dates except as specifically provided below.

Your vested Options, if any, may be exercised as specified below under “Exercise of Options.” As soon as is reasonably practicable following exercise of the Options, any shares issuable in connection therewith will be issued and evidenced in such manner as the Compensation Committee of the Fox Board of Directors (the “Committee”) in its discretion shall deem appropriate, including, without limitation, book-entry, registration or issuance of one or more stock certificates. Upon exercise, your vested Options shall be extinguished and such Options will no longer be considered to be held by you for any purpose.

Exercise of Options

You may exercise your vested Options prior to their expiration by providing written notice to Fox in a form provided by Fox. In connection therewith, you must pay the required exercise price in full on or before the settlement date for the Fox Shares issued pursuant to the exercise of the Options in cash or, in the discretion of the Committee, in Fox Shares, in a combination of cash or shares or in any other form of valid consideration that is acceptable to the Committee in its sole discretion. If permitted by the Committee, the exercise price may also be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Options with a value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, the Options may also be exercised through a “cashless exercise” procedure, approved by the Committee, involving a broker or dealer, that affords you the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Options in order to generate sufficient cash to pay the exercise price of the Options.

Withholding Taxes

You agree, as a condition of exercising the Options, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise of the Options. In the event that your Employer (as defined below in the section entitled “Employment with Employer”) determines that any applicable Federal, state, local or foreign tax or withholding payment is required relating to the Options or the exercise thereof, your Employer will have the right to: (i) require that you arrange to make such payments to your Employer; (ii) withhold such amounts from any payments due to you hereunder or other payments due to you from your Employer; or (iii) allow you to pay such taxes in the same manner as payment of the exercise price as provided above.

Employment with Employer

Except as provided herein, your eligibility to exercise the Options described above in the section entitled “Vesting and Exercisability of Options” is subject to the condition that you remain employed by Fox or its Affiliates (collectively, the “Employer”) from the date hereof through the date on which the Option is exercised, except as set forth below.

Subject to the exceptions set forth below, in the event your employment is terminated for any reason before the vesting of your Options, you shall forfeit all of your unvested Options and neither you, nor your estate, shall be entitled to receive any payment with respect to such Options. Further subject to the exceptions set forth below, any portion of your Options that is vested and exercisable as of your termination of employment shall remain exercisable until the earlier of (i) 90 days following your termination of employment and (ii) the Expiration Date referred to below.

In the event your employment is terminated (i) by you for “Good Reason” or (ii) by Employer for any reason other than a Termination for Cause or (iii) due to your death or (iv) due to your Permanent Disability, and subject to your execution and non-revocation of the Employer’s form of separation agreement and general release then in effect (the “Release”) within sixty (60) days following your termination of employment:

●   All of the unvested Options will vest on the date of your termination of employment.

●   You, or your estate, will have until the earlier of (i) the three (3) year anniversary of your termination of employment and (ii) the Expiration Date referred to below to exercise your vested Options.

In the event your employment is terminated due to your Retirement:

●   If your termination of employment occurs before the Retirement Date (as defined below), you shall forfeit all of your unvested Options and neither you, nor your estate, shall be entitled to receive any payment with respect to such Options.

●   If your termination of employment occurs on or after the Retirement Date, all of the unvested Options will continue to vest based on vesting dates as described in

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the section entitled “Vesting and Exercisability of Options” as if your employment had not terminated.

●   You will have until the earlier of (i) the three (3) year anniversary of your termination of employment and (ii) the Expiration Date referred to below to exercise your vested Options.

●   For purposes of these Option Terms and Conditions, “Retirement Date” means: [            ]

In the event your termination of employment is due to a Termination for Cause:

●   You shall forfeit all of your Options immediately as of the date of such Termination for Cause, whether vested or unvested, and neither you, nor your estate, shall be entitled to exercise such Options nor receive any payment with respect to such Options.

For purposes of these Option Terms and Conditions, “Good Reason” has the meaning set forth in any employment or service agreement between you and the Employer or, if no such agreement exists, means any of the following actions taken without your written consent: (i) a material breach by Employer of any applicable employment agreement between you and Employer; or (ii) a requirement for you to be based in and primarily render services in a location other than your primary place of business as of the Grant Date. Notwithstanding the foregoing, your resignation will be for Good Reason only if (x) you notify Employer in writing within twenty (20) days following the occurrence of the circumstance giving rise to your assertion of Good Reason, (y) Employer fails to reasonably cure such grounds within twenty (20) days after receiving such written notice, and (z) you actually resign by notifying Employer in writing within twenty (20) days following the end of such cure period.

For purposes of these Option Terms and Conditions, “Cause” has the meaning set forth in any employment or service agreement between you and the Employer or, if no such agreement exists, means any of the following actions, as determined in good faith by Employer: (i) a material breach by you of any applicable employment agreement between you and Employer or your willful failure to perform your duties, which breach or failure is not remedied within twenty (20) days after your receipt of written notice from your Employer specifying such a breach; (ii) your material violation of a provision of your Employer’s written policies provided or made available to you, including among others the applicable employee handbook, Standards of Business Conduct, the Policy Prohibiting Harassment, Discrimination, and Retaliation, the Insider Trading and Confidentiality Policy, and the Electronic Communications Policy, which violation is not remedied, if remedy is possible, within twenty (20) days after your receipt of written notice from your Employer specifying such violation; (iii) use or possession of illegal drugs during working hours or off duty if such off-duty use or possession affects the performance of duties or your Employer’s interests; (iv) embezzlement, theft, or other willful and material misappropriation by you of any Employer’s property; (v) your plea of guilty or nolo contendere to, or a conviction of, a felony; and/or (vi) any other conduct constituting cause under applicable law.

Any portion of the Options that is not exercised by the applicable date referred to above shall be forfeited and cancelled. In addition, for avoidance of doubt, in no event will the Options be exercisable following the Expiration Date referred to below.

Upon exercise, your vested Options shall be extinguished and such Options will no longer be considered to be held by you for any purpose.

In the event that your employment transfers from one business group, including corporate groups, to another business group, your Options will remain outstanding and eligible to vest and be exercisable.

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If your business entity is merged with another entity within your Employer or is sold outside of your Employer, the Committee, may, in its sole discretion, make such adjustments to your outstanding Options as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all options in the same manner.

Expiration Date

Notwithstanding any other provision hereof, any unexercised portion of the Options will automatically expire on the seventh (7th) anniversary of the Date of Grant (provided, however, the term of the Options shall be automatically extended if, at the time of its scheduled expiration, you are prohibited by law or Fox’s Insider Trading and Confidentiality Policy from exercising the Options, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies) (the “Expiration Date”).

Leaves of Absence

For purposes of this Non-Qualified Stock Option Terms and Conditions, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by your Employer in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Committee or your Employer shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the 2019 SAP.

No Vested Right in Future Awards

You acknowledge and agree (by accepting this award of Options and receiving this Non-Qualified Stock Option Terms and Conditions) that the eligibility to receive Options is made on a fully discretionary basis by the Committee and that the award of Options does not lead to a vested right to receive any payment of shares or cash, any of the consideration described above in the section entitled “Vesting and Exercisability of Options,” any additional options or other equity incentive awards in the future.

Employment Agreements

This Non-Qualified Stock Options Terms and Conditions shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement or other agreement with Fox or any Affiliate and, if there is any conflict between the terms of such employment agreement or other agreement and the terms hereof, the terms that are more favorable to you shall apply.

Confidentiality

You acknowledge that you have read and understand Fox’s policies on confidentiality as set forth in the Fox Standards of Business Conduct and the Fox Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with Fox and any time after your employment with Fox is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your Options.

Retention and Other Rights

This award of Options does not give you the right to be retained or employed by your Employer in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with your Employer for any reason (including unlawful termination of

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employment) insofar as those rights arise from you ceasing to have rights in relation to the Options as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights

You, your estate or heirs, do not have any of the rights of a stockholder of Fox, including, without limitation, the right to vote or receive dividends declared or paid with respect to the Options, unless and until any Options are exercised and a certificate for shares received upon such exercise has been issued or an appropriate book entry has been made.

Option Transferability

Your Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your Options be made subject to execution, attachment or similar process.

Applicable Law and Forum

This Non-Qualified Stock Option Terms and Conditions will be interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles that would direct the application of the laws of any jurisdiction.

By accepting this award of Options, you expressly consent to the exclusive jurisdiction of the federal or state courts serving Wilmington, Delaware for all lawsuits and actions arising out of or relating to this Non-Qualified Stock Option Terms and Conditions, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving Wilmington, Delaware to the exclusion of all other courts.

Severability

In the event that any provision of this Non-Qualified Stock Option Terms and Conditions shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Non-Qualified Stock Option Terms and Conditions, and this Non-Qualified Stock Option Terms and Conditions shall be construed and enforced as if the illegal or invalid provision had not been included.

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Data Privacy

Fox may collect, hold, use and process personal data about you in order to administer the 2019 SAP. Such data may include, but are not limited to, personal and financial data about you, such as your Social Security or tax identification number, equity grant number, home address, business address and other contact information, payroll information and any other information that might be deemed appropriate by Fox to facilitate the administration of the 2019 SAP (collectively, “Personal Data”).

Fox will use reasonable administrative, technical and physical measures to safeguard your Personal Data in its possession against loss, theft and unauthorized use, disclosure or modification. Fox will retain Personal Data for no longer than is necessary for sound business and record retention purposes. You have a right to access your Personal Data and a right to ask for the correction or deletion of any inaccurate data held by Fox concerning yourself. If you wish to exercise those rights please contact your local Human Resources representative and the Fox Equity Plans Group.

Fox may make your Personal Data available to other parties, such as accountants, auditors, lawyers and other outside professional advisors, and to service providers that assist Fox in the administration of the 2019 SAP (collectively, “Service Providers”). Fox takes steps to ensure that Service Providers protect the confidentiality and security of your Personal Data.

By accepting this award of Options, you freely give unambiguous consent to Fox to collect, hold, use and process your Personal Data and to make your Personal Data available to Service Providers for the purpose of administering the 2019 SAP on the terms set out above.

Consent to Electronic Delivery

Fox may choose to deliver certain statutory materials relating to the 2019 SAP in electronic form. By accepting this award of Options, you agree that Fox may deliver the Non-Qualified Stock Option Terms and Conditions, the 2019 SAP, the 2019 SAP prospectus and Fox’s annual report (Form 10-K) to you in an electronic format. If, at any time, you would prefer to receive paper copies of these documents, as you are entitled to receive, Fox would be pleased to provide paper copies. Please contact Fox Equity Plan Group, 1211 Avenue of the Americas, New York, NY 10036 or send an email to equityplansgroup@fox.com to request paper copies of these documents.

2019 SAP Materials	Copies of the 2019 SAP, the 2019 SAP prospectus, and the annual report are available on the Morgan Stanley StockPlan Connect website at www.StockPlanConnect.com.

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